Exhibit 99.1

Aerie Pharmaceuticals Announces that Richard A. Lewis, M.D., Has Joined as Chief Medical Officer

Company Also Adds Key Leadership Talent to Clinical Research and Medical Affairs Group

IRVINE, Calif. & BEDMINSTER, N.J. & RESEARCH TRIANGLE PARK, N.C.—(BUSINESS WIRE)—Aerie Pharmaceuticals, Inc. (NASDAQ:AERI), a clinical-stage pharmaceutical company focused on the discovery, development and commercialization of first-in-class glaucoma therapies, today announced that Richard (“Rick”) Lewis, M.D., has joined the Company as its Chief Medical Officer. This is a part-time position reporting directly to Vicente Anido, Jr., Ph.D., Aerie’s Chairman and Chief Executive Officer. Dr. Lewis is a world-renowned leader in ophthalmology, particularly in glaucoma. In addition to his clinical practice in Sacramento, California, and his active involvement in clinical research, he is also on the Executive Committee of the American Society of Cataract and Refractive Surgery, known as ASCRS. He is also past president of the American Glaucoma Society.

Separately, Aerie announced two key leadership additions reporting to Theresa Heah, M.D., the Company’s Vice President of Clinical Research and Medical Affairs, who joined Aerie from Bayer AG in early 2015 and reports to Thomas Mitro, Aerie’s President and Chief Operating Officer. Now reporting to Dr. Heah is Sushanta Mallick, Ph.D., as Vice President, Clinical Research/Glaucoma. Dr. Mallick brings extensive glaucoma clinical research experience from QLT Incorporated and Alcon Research. Mini Balaram, M.D., now also reports to Dr. Heah as Medical Director, Clinical & Medical Affairs. Dr. Balaram also brings a wealth of experience, having worked for several years at Bausch + Lomb and Valeant Pharmaceuticals with a focus on medical affairs across the spectrum of ophthalmic diseases.

“We are very thankful to have Rick join the team. He has been a driving force in ophthalmology for a generation and has always been a strong advocate for novel glaucoma therapies. His insights will certainly prove extraordinarily useful as we strive to build a major ophthalmic pharmaceutical company,” said Vicente Anido, Jr., Ph.D., Chairman and Chief Executive Officer at Aerie.

Dr. Lewis added, “We continue to see significant unmet need in the treatment of glaucoma and ocular hypertension, and I believe Aerie’s late clinical-stage product candidates hold great promise, particularly since they target the diseased tissue in glaucoma. I am also impressed by the early pre-clinical results I have seen regarding the disease-modifying potential of RhopressaTM, and new pre-clinical product candidate AR-13154 for the treatment of wet age-related macular degeneration.”

Dr. Anido continued, “I am delighted that we have been successful in attracting such highly talented employees to Aerie, which I believe is a testament to the level of excitement many in the profession feel for Aerie’s product pipeline and programs.”

About Aerie Pharmaceuticals, Inc.

Aerie is a clinical-stage pharmaceutical company focused on the discovery, development and commercialization of first-in-class therapies for the treatment of patients with glaucoma and other diseases of the eye. Aerie is currently conducting a Phase 3 registration trial in the United States named Rocket 2, where the primary efficacy endpoint is to demonstrate non-inferiority of IOP lowering for RhopressaTM compared to timolol, along with a Phase 3 registration safety-only trial, named Rocket 3, in Canada. Aerie completed its initial Phase 3 registration trial, named Rocket 1, the three-month efficacy results of which were initially reported in April 2015, and expects to commence a fourth Phase 3 registration trial, named Rocket 4, in September 2015. Aerie also completed in 2014 a Phase 2b clinical trial in which RoclatanTM met the primary efficacy endpoint, demonstrating the statistical superiority of RoclatanTM to each of its components, and plans to commence the first Phase 3 registration trial for RoclatanTM, named Mercury 1, in September 2015.

Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “exploring,” “pursuing” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the success, timing and cost of our ongoing and anticipated preclinical studies and clinical trials for our current product candidates, including statements regarding the timing of initiation and completion of the studies and trials; our expectations regarding the clinical effectiveness of our product candidates and results of our clinical trials; the timing of and our ability to obtain and maintain U.S. Food and Drug Administration or other regulatory authority approval of, or other action with respect to, our product candidates; our expectations regarding the commercialization of our product candidates; our expectations related to the use of proceeds from our initial public offering and the issuance and sale of our senior secured convertible notes; our estimates regarding anticipated capital requirements and our needs for additional financing; the potential advantages of our product candidates; our plans to pursue development of our product candidates for additional indications and other therapeutic opportunities; our plans to explore possible uses of our existing proprietary compounds beyond glaucoma; and our ability to protect our proprietary technology and enforce our intellectual property rights. By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics and industry change, and depend on regulatory approvals and economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. We discuss many of these risks in greater detail under the heading “Risk Factors” in the quarterly and annual reports that we file with the Securities and Exchange Commission (SEC). In particular, the preclinical research discussed in this press release is preliminary and the outcome of such preclinical studies may not be predictive of the outcome of later clinical trials. Any future clinical trial results may not demonstrate safety and efficacy sufficient to obtain regulatory approval related to the preclinical research findings discussed in this press release. Forward-looking statements are not guarantees of future performance and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Contacts

Aerie Pharmaceuticals

Richard Rubino, 908-947-3540

rrubino@aeriepharma.com

or

Burns McClellan, Inc., on behalf of Aerie Pharmaceuticals Investors

Ami Bavishi, 212-213-0006

abavishi@burnsmc.com

or

Media

Justin Jackson, 212-213-0006

jjackson@burnsmc.com